Exhibit 10.1
July 5, 2023
Mr. Greg Swyt
Via Email: █████████████████████
Dear Greg,
I am pleased to offer you the position of Chief Financial Officer (CFO) with Ichor Systems, Inc. Should you accept our offer, your home office will be in Tualatin, OR, reporting directly to the CEO. The purpose of this letter is to confirm with you the specifics of your offer, consistent with the terms below.
Start Date
Your tentative date of hire is July 17, 2023.
Base Pay
Your annualized base salary is $420,000 per year.
Work Classification
You will become a Section 16 officer of Ichor.
Incentive Bonus Plan
Your new target bonus is 70%.
Equity Incentive
You are approved for a RSU grant valued at $1,200,000. The RSU grant date and value is the first of the month, following your start date in this new position. The vesting schedule is 25% on year one, then quarterly thereafter, and fully vested in four years. You will be provided a grant agreement within a month of your grant date, under separate cover.
Benefits
There will be no change to your benefits.
Severance
You will be eligible for severance as outlined in the Ichor Holdings, Ltd. Select Severance Plan.
Greg, we are happy to have you join the executive staff and welcome you as our new CFO. We trust this letter finds you mutually excited about your new opportunity with us!
Sincerely,
/s/ Diana Finucane
Diana Finucane
Chief Human Resources Officer
ACKNOWLEDGEMENT
I, the undersigned, understand and agree to the terms and conditions of employment set forth in this letter. I understand and agree that the terms of this letter supersede any and all prior or contemporaneous agreements and/or promises concerning the terms of my employment and that there are no other promises, expressed or implied, concerning the terms of my employment with Ichor Systems, Inc., other than those expressly set forth or reference herein.

/s/ Gregory F. Swyt	July 6, 2023
Greg Swyt	Date